Part II
Item 6. (continued)

                                 EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges
                   and preferred stock dividend requirements
                   -----------------------------------------
                                   (Unaudited)


                                    For the Nine Months Ended September 30, 1997
                                           (in thousands, except ratio):
--------------------------------------------------------------------------------

Net income                                            $60,641
                                                      -------

Fixed charges:
  Advisory fees                                           188
                                                      -------

Total fixed charges                                       188
                                                      -------

Earnings before fixed charges                         $60,829
                                                      =======

Fixed charges, as above                               $   188

Preferred stock dividend
 requirements                                          33,413
                                                      -------

Fixed charges including preferred
stock dividends                                       $33,601
                                                      =======

Ratio of earnings to fixed charges and
  preferred stock dividend requirements                 1.81
                                                      =======


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